Exhibit 99.1

News Announcement	For Immediate Release

For more information contact:
Omar Choucair	Joseph Jaffoni, Stewart Lewack
Chief Financial Officer	Jaffoni & Collins Incorporated
DG Systems, Inc.	212/835-8500
972/581-2000	dgit@jcir.com

DG Systems Reports Financial Results for the Third Quarter of 2005

Completed Integration Plan and Office Consolidation Resulting in a 7% Sequential Decrease in Operating Expenses

Dallas, TX – November 3, 2005 – Digital Generation Systems, Inc. (‘DG Systems’), (NASDAQ: DGIT), the leading provider of digital media distribution services to the broadcast and advertising industries, today reported financial results for the third quarter ended September 30, 2005.

Third Quarter Highlights

•                  Fully executed on operational plan by completing headcount reductions, planned office consolidation and integrating all facilities/acquisitions resulting in approximately $4.4M of reduced operating costs on an annual basis.

•                  On target to complete upgrade and expansion of satellite network in fourth quarter, which will provide significantly more capacity to customers and result in approximately 20% of cost savings relating to the Company’s satellite transmission costs.

•                  Added video points of presence continuing its Universal Deployment effort.

•                  Added customers to the DG Connect order management system.

•                  Source TV division generated double digit revenue growth.

•                  Retained Southwest Securities to explore strategic alternatives to enhance shareholder value.

For the three months ended September 30, 2005, DG Systems reported consolidated revenue of $13.1 million compared to consolidated revenue of $15.6 million in the same period a year ago.  The third quarter of 2004 included over $950,000 in revenue from political advertising and approximately $210,000 of deferred revenue in the Company’s StarGuide division, which did not recur in the 2005 third quarter.

-more-

Commenting on the results, Scott K. Ginsburg, Chairman and Chief Executive Officer of DG Systems, stated, “The third quarter revenue was impacted by a competitive rate environment as well as an overall industry decline in distribution volumes, due to a change in customer advertising patterns and weaknesses in the automotive and entertainment industries. We believe that this downward shift in demand was temporary.  We anticipate the fourth quarter to be seasonally strong, driven by the continued ramp up of business from several new customer acquisitions that occurred in previous quarters.”

DG Systems’ third quarter EBITDA (earnings before interest, taxes, impairment,  restructuring, depreciation and amortization) of $1.0 million reflects the shift in the Company’s revenue mix toward a higher percentage of electronic deliveries and excludes the full benefit of operational efficiencies related to the integration of acquired businesses.  The Company recently closed its dub and ship facility in Wilmington, Ohio and completed its integration of the Media DVX assets acquired in the second quarter, which resulted in certain charges during the third quarter for office consolidation and moving costs, transition expenses and office rental expenses.  Additionally, DG Systems incurred consolidation and moving costs in the third quarter related to the September completion of the integration of two facilities in Los Angeles.  In aggregate, third quarter 2005 EBITDA was impacted by approximately $0.4 million in non-recurring expenses.

Net loss for the third quarter was $0.8 million, or ($0.01) per share, compared to a net income of $0.5 million, or $0.01 per share, in the third quarter of 2004.

Operating expenses, excluding depreciation and amortization, in the third quarter of 2005 were $12.1 million compared to $12.7 million in the same period a year ago. The Company realized operating synergies as it further reduced its workforce in the third quarter bringing the total employee count to 338 as of September 30, 2005.

DG Systems completed the third quarter with net debt of $22.4 million and total debt of $24.8 million, primarily attributable to the Company’s recent strategic investments in Media DVX for a back-up network solution and ConfirMedia™, a subsidiary of Verance Corporation, for airplay verification and watermarking capabilities.  Cash, cash equivalents and short-term investments on September 30, 2005 were $2.4 million.

Business Summary

Mr. Ginsburg further commented, “Earlier this year, we announced several key strategic initiatives designed to increase operating efficiencies through the consolidation of our facilities and the broadening of our network’s capacity.  As a result of our focused efforts, we are pleased to announce the completion of our integration plan.  The Company began to realize the benefits of our strategic initiatives in the recent quarter and we anticipate the coming quarters will be favorably impacted by these operational efficiencies and synergies related to the integration of our acquired businesses. The actual benefit of these savings was evidenced by the 7 percent decrease in operating expenses this quarter.”

“We significantly expanded our network’s capacity by upgrading approximately 82 percent of Spot Boxes to receive an enhanced satellite signal which should be should be completed in December of 2005.  The upgrade is a key element to enhancing our efficiency, expanding our current service options, growing our customer base and geographic reach, as well as positioning our network for the digital future as the only HD compliant media advertising digital network.  DG Systems’ enterprise system enables our customers to easily access the status of their media assets as they move to the media outlet, and offers a streamlined workflow including scheduling, watermarking, tracking and airplay notification between advertisers and media outlets through our exclusive arrangement with ConfirMedia.  Also in the quarter, we added new video points of presence and continued deployment of our DG Connect programs, an online order entry and management system which provides increased functionality to our customers.”

Mr. Ginsburg continued, “In October, we retained Southwest Securities to explore a wide range of strategic business alternatives with the intention of enhancing stockholder value.  This proactive process is ongoing and is being supervised by our Board of Directors, who is actively reviewing the process with Southwest Securities.  Our goal is to fully realize the value of the Company’s enhanced network and service offerings for the benefit of all shareholders.”

Business Outlook

Throughout 2005, DG Systems has successfully executed on its planned strategy to upgrade and expand its network and service offerings in order to meet the needs of current customers and attract new traffic to its system.  DG Systems has made significant strides towards attracting new customers through enhanced sales and joint marketing efforts with ConfirMedia personnel.  DG Systems is optimistic in the long-term prospects and expects that the fourth quarter of 2005 will further reflect the integration efficiencies in its operating results.

DG Systems expects revenue in the fourth quarter of 2005 to exceed the third quarter of 2005 based on current visibility, the ramp up of business from newly acquired customers and anticipated overall advertising budget increases for the holiday season.

Non-GAAP Reconciliation

EBITDA is defined as earnings before interest, taxes, restructuring, impairment, depreciation and amortization.  Although EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles (GAAP), the Company believes that it may be useful to an investor in evaluating its performance.  However, investors should not consider this measure in isolation or as substitutes for operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with GAAP.  In addition, because EBITDA is not calculated in accordance with generally accepted accounting principles, it may not necessarily be comparable to similarly titled measures employed by other companies.  A reconciliation of the EBITDA figures included herein can be made by deducting operating expenses, excluding impairment, depreciation and amortization from the Company’s revenues (please refer to the reconciliation table at the end of this press release).

Adjusted net income is defined as net income plus the impact of transition costs, net of taxes, related to the relocation of the Media DVX operations to DG Systems’ Dallas facility, the elimination of approximately 25 Media DVX contract employees, the integration of the New York and Los Angeles facilities, loan fee write-off and restructuring costs related to acquisitions.  The Company believes it to be useful to an investor in evaluating the performance of the Company to report adjusted net income, which excludes the impact of the non-recurring charges.

Third Quarter 2005 Financial Results Web Cast

The Company’s third quarter conference call will be broadcast live on the Internet at 10:00

a.m. EST today, November 3, 2005.  The Web cast is open to the general public and all interested parties may access the live Web cast on the Internet through the Investor Relations section of the Company’s Web site at www.dgsystems.com.  Please allow 15 minutes to register and download or install any necessary software.

Forward-Looking Statements

This release contains forward-looking statements relating to the Company, including the expansion of its digital distribution network, and the demand among certain clients for digital audio and video delivery services.  These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected.  These and other risks relating to DG Systems’ business is set forth in the Company’s Form 10-K filed with the Securities and Exchange Commission on March 31, 2005.

About DG Systems, Inc.

DG Systems and its StarGuide and SourceTV divisions provide the standard in Digital Media Exchange services for the advertising and broadcast industries, featuring dependable satellite and Internet transmission technology and a suite of digital media asset management tools.  DG Systems’ extensive digital network is the largest in the advertising and broadcasting industries, reaching more than 5,000 advertisers and agencies, over 3,700 television, cable, and network broadcast destinations and over 10,000 radio stations with innovative delivery and management solutions for short-and long-form audio and video content.  DG Systems is based in Irving, Texas, with offices located in New York City, Detroit, Los Angeles, Chicago, Boca Raton and Louisville. More information can be found on the Company’s Web site at www.dgsystems.com.

(Financial Tables to Follow)

Digital Generation Systems, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Revenues	$13,108	$15,613	$43,968	$43,885

Operating expenses, excluding depreciation andamortization	12,107	12,745	37,239	33,654

EBITDA(1)	1,001	2,868	6,729	10,231

Depreciation & amortization	1,730	1,524	4,730	4,263

Restructuring charge	83	—	354	—

Operating income (loss) (2)	(812)	$1,344	$1,645	$5,968

Interest expense and other, net	542	360	1,699	894

Income (loss) before income taxes	(1,354)	984	(54)	5,074

Provision (benefit) for income taxes	(514)	437	11	1,623

Net income (loss) (2)	$(840)	$547	$(65)	3,451

Basic net income (loss) per common share	(0.01)	$0.01	(0.00)	$0.05

Diluted net income (loss) per common share (2)	(0.01)	$0.01	(0.00)	$0.05

Weighted average outstanding shares – Basic	74,207	73,174	73,632	72,659

Weighted average outstanding shares – Diluted	74,207	73,462	73,632	73,513

(1)          EBITDA is earnings before interest, taxes, restructuring, impairment, depreciation and amortization. In the three months ended September 30, 2005 DG Systems recorded $0.4 million of non-recurring items related to acquisition and transition costs. Excluding the effect of these items for the three months ended September 30, 2005, DG Systems would have reported adjusted EBITDA of approximately $1.4 million.  In the nine months ended September 30, 2005 DG Systems recorded $0.9 million of non-recurring items related to acquisition and transition costs. Excluding the effect of these items for the nine months ended September 30,2005, DG Systems would have reported adjusted EBITDA of approximately $7.7 million.  The first quarter 2005 results include a one-time $0.5 million reduction of operating expenses related to the re-negotiation of an existing service agreement.

(2)          In the three months ended September 30, 2005, DG Systems recorded a non-recurring pre-tax acquisition charge of $0.4 million, or $0.2 million after tax and pre-tax restructuring charges of $0.1 million or $0.1 million after tax that reduced operating income, net income and diluted income per share.  Excluding the effect of these items for the three months ended September 30, 2005, DG Systems would have reported an adjusted net loss of approximately $0.5 million.  When excluding these items for the nine months ended September 30, 2005, DG Systems would have reported adjusted net income of approximately $0.9 million and adjusted net income per diluted share of approximately $0.01.  The following tables summarize the effect of these charges.

Digital Generation Systems, Inc.

Reconciliation of Adjustments to Fiscal 2005 Third Quarter and Nine Month Ended Results

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net (loss) income	$(840)	$547	$(65)	$3,451
Add back:
Acquisition and other transition costs (1) (4)	250	—	573	—
Restructuring costs (2) (4)	52	—	219	—
Loan fee write-off (3) (4)	—	—	165	—

Adjusted Net Income (loss)	(538)	547	892	3,451

Reported EBITDA	$1,001	$2,868	$6,729	$10,231
Add back:
Acquisition and other transition costs (1)	403	—	924	—

Adjusted EBITDA	$1,404	$2,868	$7,653	$10,231

(1)          Includes transition costs related to the relocation of the Media DVX operations to DG’s Dallas facility, the elimination of approximately 25 Media DVX contract employees and the integration of the New York and Los Angeles facilities

(2)          Restructuring costs are related to acquisitions completed in the last twelve months.

(3)          As a result of the Company’s debt refinancing during the second quarter of 2005, approximately $0.27 million of deferred loan fees were written off, which were recorded as additional interest expense for the period.

(4)          Amount shown is net of taxes

Digital Generation Systems, Inc.

Condensed Consolidated Balance Sheet

(In thousands)

	September 30, 2005	December 31, 2004
Cash	$2,370	$8,059
Accounts receivable	9,710	12,559
Inventories	1,591	1,475
Property and equipment	14,034	12,453
Investment in Verance Corporation	5,162	—
Goodwill	44,572	34,974
Deferred tax assets	18,118	17,973
Other	19,913	20,024
TOTAL ASSETS	$115,470	$107,517

Accounts payable and accrued liabilities	7,947	6,998
Deferred revenue	1,541	2,694
Debt and capital leases	24,757	18,393
TOTAL LIABILITIES	34,245	28,085
TOTAL STOCKHOLDERS’ EQUITY	81,225	79,432
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$115,470	$107,517

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